GENERAL MANAGEMENT AGREEMENT

CONTENTS


CLAUSE

1.	 Introduction
2.	 Contract for Services
3.	 Term of Agreement
4.	 Payment to Contractor
5.	 Closing and Escrow Fees
6.	 Custom Servicing Agreement
7.	 Contractor's Duties
8.	 Office Space and Administrative Support
9.	 Reimbursement of Expenses
10.	Termination of Agreement on Sale or Termination of Company's
    Business
11.	Arbitration of Controversies
12.	Waiver of Breach of Agreement
13.	Company May Not Assign Agreement
14.	Marketing Agreement
15.	Entire Agreement

1.	Introduction.  This agreement is dated July 15, 1997, between RMX REIT,
INC., ("Company"), with principal offices at 220 West Mercer Street #400, Seattle, Washington, 98119 and CLS Financial Services, Inc. ("Contractor"), with principal offices at 4720 200th Street SW, Suite #200, in Lynnwood, Washington, 98046, and intended to be effective by the parties on July 15, 1997, provided this agreement is ratified and adopted by resolution by the Board of Directors at a regularly scheduled meeting.

2.	Contract for Services.  Company contracts for services and overhead expenses with Contractor, subject to and in accordance with the terms and conditions of this agreement.

3.	Term of Agreement.  This management contract will begin on June 19, 1997 and end on December 31, 1998. Company has the right to contract for an additional term of one (1) year, on written notice to Contractor given not less than thirty (30) days prior to the end of the term.

4.	Payment to Contractor.  Company will pay Contractor an annual fee to manage the operations and cover the overhead costs of the Company. This annual fee will be based on 2% of the total balance of all loans, contracts and deposits outstanding and payable on a monthly basis not later than the 5th day of the following month at the rate of 1/12 of 2% of the total balance of the loans, contracts and deposits outstanding at the end of each month. (For example, assuming a balance of $500,000.00 in loans and contracts on January 31, 1998, the yearly expense for the management contract of the Company would be $10,000.00 (500,000 x .02) and the monthly fee would be $833.33 for the month of January in 1998, which will be due and payable on the 5th day of the subsequent month. In this example, $833.33 would be due on February 5, 1998, for services rendered in January of 1998.)

5.	Closing and Escrow Fees.  Contractor or the closing agent, is paid a closing fee by the borrower to close the loan. Loan closing costs are not part of the management fee. During the term of the loan, the Contractor through its affiliate, Puget Sound Real Estate Services Group, Inc. ("PSRESG"), administers the funds and services the loan in the escrow account over its term. In the event a collection action becomes necessary, Contractor through its affiliate PSRESG, agrees to initiate the collection action on the defaulted loans, in which case it is entitled to retain the default interest, the late payment fees and costs of collection as its compensation for this service to the Company. The Contractor agrees to advance all costs of collection, until the account is either current or the foreclosure is complete and the property is sold. The Company remains liable for all Contractor advanced costs of collection.

6.	Custom Servicing Agreement.  Contractor may retain a portion of the interest rate, commonly referred to as the "rate split" as part of its custom servicing agreement with the Company. In an event of default, CLS or an affiliated company agrees to make the payment due the Company in a timely manner, to the extent the Contractor has available funds to do so. The Contractor is entitled to retain all default interest, penalties, costs of collection and proceeds in excess of the loan amount from the foreclosure action. In the event that the Contractor fails to make the payments when due, then the Contractor shall refund to the Company all rate split interest income that was or has been collected on the loan(s) in default, within thirty
(30) days.

7.	Contractor's Duties.  Company contracts with Contractor who will provide the following services to the Company:

	Contractor will provide the following general and administrative support to include: dues and subscriptions, vehicle expense, rent, telephone, supplies, utilities, advertising, repairs and maintenance of Company equipment, property insurance and computerized month to month bookkeeping support.  The Contractor will provide the necessary personnel to answer telephone inquiries and provide initial contacts with potential customers.  The Contractor may perform other duties or provide other services for the Company on a reimbursable basis.

	Contractor will not be responsible for the payment of professional accounting, legal or property management fees.  The Contractor will not be responsible for any cost directly relating to the management of a foreclosure or forfeiture of any company property.

8.	Office Space and Administrative Support.  Contractor will furnish Company with an office, general telephone and general secretarial support and any other facilities and services that are adequate for the performance of this contract at the rate specified in paragraph 4.

9.	Reimbursement of Expenses.  Contractor may incur reasonable expenses in managing the Company's business, including advancing costs for the start up of the Company. The Company will reimburse the Contractor for all start up expenses incurred by the Contractor, pursuant to the terms of a promissory note, which is incorporated herein as if fully set forth. The Contractor agrees that initial start up expenses shall not exceed $35,000 unless said expenses are approved by the Company's Board of Directors. The Contractor agrees to forgive an amount not to exceed 20% of the original promissory note each year, so long as the Company renews this agreement. In event the Company elects to terminate this agreement at any time prior to five (5) years hence, then the entire promissory note, plus all forgiven funds, is agreed to become due and payable, within thirty (30) days after termination.

10.	Termination of Agreement on Sale or Termination of Company's Business.
Despite anything contrary contained in this agreement, Company may terminate Contractor's agreement upon 30 days notice to Contractor if any of the following events occur:

	(a)	Sale of Company Assets.  The sale of substantially all of the Company's assets to a single purchaser or a group of associated purchasers;

	(b)	Sale of Company Shares.  The sale, exchange or other disposition, in one transaction of 80% of the company's outstanding corporate shares after the initial sale of the Company stock;

	(c)	Termination of Company's Business.  Company's bona fide decision to terminate its business;

	(d)	Merger on Consolidation.  The merger of consolidation of Company and a transaction which Company shareholder's receive less than 30% of the outstanding voting shares of the new or continuing corporation;

	(e)	Sixty (60) Day Written Notice.  Notwithstanding any provision above, this Agreement may be terminated upon sixty (60) days written notice to the other party by either party.

11.	Arbitration of Controversies.  Any claim or controversy that arises out of or relates to this agreement or breach of it will be settled by arbitration in the City of Lynnwood, in the State of Washington, in accordance with the rules then obtaining of the American Arbitration Association. Judgment upon the award rendered may be entered in the Snohomish County Superior Court in the State of Washington.

12.	Waiver of Breach of Agreement.  If either party waives a breach of this agreement by the other party, that waiver will not operate or be construed as a waiver of later similar breaches.

13.	Company May Not Assign Agreement.  The Company may not assign this agreement. The Company's rights and obligations under this agreement will not inure to the benefit of and will not be binding upon the Company's successors and assignees.

14.	Marketing Agreement.  CLS Financial Services, Inc., further agrees to provide a market for the Company's resources. This marketing effort is in addition to those duties in paragraph 6 and nothing in this contract shall preclude Contractor from assessing the borrower or recipient of the Company's resources, a brokerage fee, an interest rate split, or a discount fee.

15.	Entire Agreement.  This agreement is the entire agreement of the Company and the Contractor.  Oral changes will have no effect.  This agreement may be altered only by a written agreement, signed by the party against whom enforcement of any waiver change, modification extension or discharge is sought.

	IN WITNESS WHEREOF, the parties have signed the Agreement on the 12th day of
September, 1997.


CLS Financial Services, Inc.,        	RMX REIT, Inc,
Contractor                            Company

By:                                    By:
Jerry Vanhook                         	   William R. Sanden
Its: President						                     	Its: President


By:                                    By:
Lorrie Vanhook                        	   Mel Johnson
Its: Secretary               			     		Its: Secretary